Exhibit 99.1

FOR IMMEDIATE RELEASE

July 31, 2017

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Completes Acquisition of Sabadell United Bank, N.A.

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), the holding company of the 130-year-old IBERIABANK (www.iberiabank.com), announced the completion of the acquisition of Sabadell United Bank, N.A. (“Sabadell United”) from Banco de Sabadell, S.A. The acquisition was completed effective on July 31, 2017. The branch and operating systems conversions associated with the acquisition are expected to be completed in October 2017.

Daryl G. Byrd, President and Chief Executive Officer of IBERIABANK Corporation, commented, “We welcome the clients and associates of Sabadell United to our organization. We are excited that Sabadell United’s talented leadership team has joined our Company and will help drive our continued high-quality expansion in Southeast Florida and enhance our strategic progress. Effective immediately, Fernando Perez-Hickman, former Chairman of Sabadell United, has been named Vice Chairman and Director of Corporate Strategy and Mario Trueba, former Chief Executive Officer of Sabadell United, has been named Executive Vice President and Regional President for Southeast Florida. The vibrant Miami market is the third largest market in the Southeast and the seventh largest in the country. We are pleased to partner with exceptional local talent with similar cultural values, and expand into a market that has significant long-term growth potential.”

Fernando Perez-Hickman commented, “We are proud of our many past accomplishments at Sabadell United and very excited to be an important part of IBERIABANK’s future. I am also very excited about my role at IBERIABANK, and the roles that my team at Sabadell United will have in shaping the strategic direction of our combined company. Importantly, our clients and communities will continue to experience the same high quality service, local decision-making, and thoughtful community involvement that they have grown to expect from us.”

Sabadell United had 25 offices serving the Miami metropolitan statistical area of Dade, Broward, and Palm Beach Counties and three offices in Hillsborough, Sarasota, and Collier Counties. At June 30, 2017, Sabadell United had total assets of $5.7 billion, gross loans of $4.1 billion, and total deposits of $4.4 billion. On that date, Sabadell United’s shareholders’ equity was $646 million and tangible book value was $558 million (which excluded goodwill of $77 million and other intangible assets of $11 million). Upon completion of the acquisition, IBERIABANK Corporation had approximately $28 billion in total assets.

Under the terms of the Stock Purchase Agreement, Banco de Sabadell, S.A. received $796 million in cash and approximately 2.61 million shares of IBERIABANK Corporation common stock. The cash consideration was financed through two public common stock offerings completed on December 7, 2016, and March 7, 2017. Based on the Company’s closing stock price on July 31, 2017, the value of aggregate consideration was approximately $1.0 billion, or 1.80 times Sabadell United’s tangible book value and an 11% core deposit premium.

IBERIABANK Corporation

IBERIABANK Corporation is a financial holding company with 335 combined offices, including 228 bank branch offices and one loan production office in Louisiana, Arkansas, Tennessee, Alabama, Texas, Florida, Georgia, and South Carolina, 24 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 68 locations in 10 states. The Company has 13 locations with representatives of IBERIA Wealth Advisors in four states, and one IBERIA Capital Partners, L.L.C. office in New Orleans.

IBERIABANK Corporation’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC.” The Company’s Series B Preferred Stock and Series C Preferred Stock trade on the NASDAQ Global Select Market under the symbols “IBKCP” and “IBKCO”, respectively. The Company’s common stock market capitalization was approximately $4.3 billion, based on the NASDAQ Global Select Market closing stock price on July 31, 2017.

The following 12 investment firms currently provide equity research coverage on the Company:

•	Bank of America Merrill Lynch

•	FIG Partners, LLC

•	Hovde Group, LLC

•	Jefferies & Co., Inc.

•	JMP Securities LLC

•	Keefe, Bruyette & Woods, Inc.

•	Piper Jaffray & Co.

•	Raymond James & Associates, Inc.

•	Robert W. Baird & Company

•	Sandler O’Neill + Partners, L.P.

•	Stephens, Inc.

•	SunTrust Robinson-Humphrey

Additional Information

Goldman, Sachs & Co. and UBS Investment Bank served as financial advisors to IBERIABANK Corporation, and Simpson Thacher & Bartlett LLP served as legal advisor. Keefe, Bruyette & Woods, Inc., a Stifel Company, served as financial advisor to Banco de Sabadell, S.A. and Sabadell United, and Hunton & Williams LLP served as legal advisor.

Caution About Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 relating to the acquisition of Sabadell United, including Sabadell United’s integration with IBERIABANK and the combination of their businesses. In general, forward-looking statements usually use words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology, including statements related to the expected benefits of the acquisition of Sabadell United. Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks, and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements, and there can be no assurance that the expected returns and other benefits of the merger to shareholders will be achieved. Factors that could cause or contribute to such differences include, but are not limited to: the possibility that expected benefits may not materialize in the time frames expected or at all, or may be more costly to achieve; that the parties’ respective businesses may not perform as expected due to transaction-related uncertainties or other factors that the parties are unable to implement; reputational risks and the reaction of the parties’ customers to the merger; diversion of management time to merger-related issues; and other factors and risk influences contained in the cautionary language included under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2016, and other documents filed by the Company with the SEC. Consequently, no forward-looking statement can be guaranteed. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For any forward-looking statements made in this press release or any related documents, the Company claims protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.